Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Towerstream Corporation and Subsidiaries on Forms S-3, as amended (File No. 333-187548, File No. 333-166239, File No. 333-141405, File No. 333-178868, File No. 333-204581, File No. 333-214795 and File No. 333-212437) and on Forms S-8 (File No. 333-161180, File No. 333-151306, File No. 333-174107 and File No. 333-211562) of our report dated March 31, 2017, except for Notes 9 and 17, as to which the date is June 26 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Towerstream Corporation and Subsidiaries as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 which report is included in this Amendment No. 2 to Annual Report on Form 10-K/A of Towerstream Corporation for the year ended December 31, 2016.

/s/ Marcum llp

Marcum llp

New York, NY

June 26, 2017